Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

Company to Host Quarterly Conference Call at 9:00 A.M. on February 19, 2015

St. Petersburg, FL - February 18, 2015: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2014.

($ in thousands, except per share and ratios)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Gross premiums written	$113,767	$106,702	6.6%	$436,753	$381,352	14.5%
Gross premiums earned	$107,610	$91,794	17.2%	$400,695	$316,708	26.5%
Ceded premiums earned	$(36,088)	$(31,505)	14.5%	$(135,845)	$(119,330)	13.8%
Net premiums earned	$71,522	$60,289	18.6%	$264,850	$197,378	34.2%
Total revenues	$76,172	$63,441	20.1%	$280,230	$208,080	34.7%
Earnings before income tax	$17,781	$13,433	32.4%	$64,410	$34,487	86.8%
Net income	$11,394	$7,351	55.0%	$41,013	$20,342	101.6%
Net income per diluted share	$0.55	$0.45	22.2%	$2.05	$1.26	62.7%
Book value per share				$9.75	$6.64	46.8%
Return on average equity, ttm				27.2%	20.8%	6.4 pts
Loss ratio, net[1]	44.0%	49.2%	-5.2 pts	44.6%	50.0%	-5.4 pts
Expense ratio, net[2]	37.6%	33.5%	4.1 pts	36.8%	37.7%	-0.9 pts
Combined ratio (CR)[3]	81.6%	82.7%	-1.1 pts	81.4%	87.7%	-6.3 pts
Effect of current year catastrophe losses on CR	(0.2)%	(0.2)%	0.0 pts	0.3%	1.8%	-1.5 pts
Effect of prior year (favorable) development on CR	(1.9)%	2.7%	-4.6 pts	(1.5)%	2.1%	-3.6 pts
Underlying combined ratio[4]	83.7%	80.2%	3.5 pts	82.6%	83.8%	-1.2 pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“We ended the year with a strong quarter which capped a terrific year. During 2014, we gained licenses in seven additional states, bringing the total number of states in which we are licensed to 16. Since the end of the year, we added our 17th and 18th states - Hawaii and New York - to that list. In the fourth quarter of 2014, over 72% of our new policies came from outside Florida, compared to 47% for the fourth quarter of 2013. While Florida remains our largest state, this geographic diversification is a fundamental part of our strategy and investment thesis, and we believe it provides us a much stronger and longer growth trajectory than if we were limited to one or a handful of states.” said John Forney, President and Chief Executive Officer of UPC Insurance.

Quarterly Financial Results

Net income for the quarter was $11.4 million, or $0.55 per diluted share, compared to $7.4 million, or $0.45 per diluted share in the fourth quarter of 2013. The increase in net income was primarily due to strong growth in gross premiums earned and a decline in losses as a percentage of gross premium earned.

The Company's direct written premiums increased by $13.5 million, or 17.2%, primarily due to the strong organic growth in new and renewal business generated in all states outside of Florida. UPC Insurance augmented its Florida production by assuming policies from Citizens Property Insurance Corporation (Citizens). Assumed written premium was $21.6 million in the current quarter compared to $28.1 million in the same period a year ago. The quarter-over-quarter growth in total gross written premiums of $7.1 million, or 6.6%, is shown by state in the table below.

	Three Months Ended December 31,
Direct Written and Assumed Premium By State	2014	2013	Growth	Growth %
Direct written premium
Florida	$59,599	$61,385	$(1,786)	(2.9)%
Massachusetts	8,337	5,750	2,587	45.0
South Carolina	7,699	6,013	1,686	28.0
Rhode Island	4,722	3,015	1,707	56.6
North Carolina	5,018	1,793	3,225	179.9
Texas	4,911	150	4,761	3,174.0
New Jersey	1,833	502	1,331	265.1
Louisiana	26	—	26	100.0
Total direct written premium by state	92,145	78,608	13,537	17.2
Assumed premium (1)	21,622	28,094	(6,472)	(23.0)
Total gross written premium	$113,767	$106,702	$7,065	6.6%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Losses and LAE increased $1.8 million, or 6.0%, to $31.5 million for the fourth quarter of 2014 from $29.7 million for the fourth quarter of 2013 primarily due to the growth of policies in-force.

Policy acquisition costs increased $2.9 million, or 20.9%, to $17.0 million for the fourth quarter of 2014 from $14.1 million for the fourth quarter of 2013. These costs vary directly with changes in gross premiums earned.

Operating expenses increased to $3.3 million for the fourth quarter of 2014, from $2.3 million during the same period of last year due to increases in home inspections, underwriting report costs, licensing costs and systems costs resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $6.6 million for the fourth quarter of 2014, from $3.9 million for the fourth quarter of 2013 primarily due to increases in personnel costs, information technology investments and professional services related to the Company's continued growth. In addition, the Company began insourcing critical systems and processes for claims and policy administration which resulted in some cost redundancy.

Year-to-Date Financial Results

Net income for the year ended December 31, 2014 was $41.0 million, or $2.05 per diluted share, compared to $20.3 million, or $1.26 per diluted share for the same period last year. The increase was driven primarily by continued strong premium growth, a decrease in the ceded reinsurance premium percentage compared to the prior period and a decline in losses as a percentage of gross premium earned.

The Company's direct gross written premiums increased by $78.0 million, or 23.0%, primarily due to the strong organic growth in new and renewal business generated in all states in which we currently write policies, but especially outside Florida which represented nearly 73% of the total growth in direct written premiums. Assumed written premium for the 2014 was $19.0 million compared to $41.6 million during 2013. Our year-over-year growth in total gross written premiums of $55.4 million, or 14.5%, is shown by state in the following table.

	Year Ended December 31,
Direct Written and Assumed Premium By State	2014	2013	Growth	Growth %
Direct written premium
Florida	$304,604	$283,460	$21,144	7.5%
Massachusetts	32,001	24,666	7,335	29.7
South Carolina	30,716	16,156	14,560	90.1
Rhode Island	17,951	11,381	6,570	57.7
North Carolina	14,782	3,386	11,396	336.6
Texas	13,008	150	12,858	8,572.0
New Jersey	4,681	565	4,116	728.5
Louisiana	26	—	26	100.0
Total direct written premium by state	417,769	339,764	78,005	23.0
Assumed premium (1)	18,984	41,588	(22,604)	(54.4)
Total gross written premium	$436,753	$381,352	$55,401	14.5%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Losses and LAE increased to $118.1 million for the year ended December 31, 2014, from $98.8 million for the same period last year primarily due to the growth of policies in-force.

Policy acquisition costs increased to $65.7 million for the year ended December 31, 2014 from $50.6 million for the same period of 2013, or 29.7%. These costs vary directly with changes in gross premiums earned.

Operating expenses increased to $11.7 million for the year from $9.2 million during the same period of last year due to increased costs for home inspections, underwriting reports, licensing costs, and systems costs resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $20.0 million for the year ended December 31, 2014, from $14.6 million for the same period in 2013 primarily due to an increase in personnel costs and infrastructure development related to the Company's continued growth and planned migration away from certain outsourced vendors.

Combined Ratio Analysis

The Company's GAAP net combined ratio improved 1.1 points to 81.6% for the three months ended December 31, 2014 compared to 82.7% for the same period in 2013. The Company’s underlying net combined ratio, which excludes losses from catastrophes and all effects of reserve development, declined 3.5 points to 83.7% for the fourth quarter of 2014 compared to 80.2% for the same period in 2013. The net combined ratio decreased primarily due to a lower gross loss ratio and a lower ceded reinsurance premium percentage for the three months ended December 31, 2014 compared to the same period in 2013 whereas the underlying combined ratio increased primarily due to the effect of favorable loss development on prior accident years in 2014 compared to unfavorable development on prior accident years in the same period in 2013.

The Company's GAAP net combined ratio improved 6.3 points to 81.4% for the year ended December 31, 2014 compared to 87.7% for the same period in 2013. The Company’s underlying net combined ratio improved 1.2 points to 82.6% for the year ended December 31, 2014 compared to 83.8% for the same period in 2013. Both the net combined and underlying combined ratios decreased primarily due to a lower ceded reinsurance premium percentage for the year ended December 31, 2014 compared to the same period in 2013.

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Loss and LAE	$31,472	$29,698	$1,774	$118,077	$98,830	$19,247
% of Gross earned premiums	29.2%	32.4%	-3.2 pts	29.5%	31.2%	-1.7 pts
% of Net earned premiums	44.0%	49.2%	-5.2 pts	44.6%	50.0%	-5.4 pts
Less:
Current year catastrophe losses	$(145)	$(120)	$(25)	$829	$3,602	$(2,773)
Prior year reserve (favorable) development	(1,329)	1,635	(2,964)	(4,037)	4,078	(8,115)
Underlying Loss and LAE*	$32,946	$28,183	$4,763	$121,285	$91,150	$30,135
% of Gross earned premiums	30.6%	30.7%	-0.1 pts	30.3%	28.8%	1.5 pts
% of Net earned premiums	46.1%	46.7%	-0.6 pts	45.8%	46.1%	-0.3 pts
Policy acquisition costs	$16,989	$14,056	$2,933	$65,657	$50,623	$15,034
Operating and underwriting	3,293	2,278	1,015	11,746	9,222	2,524
General and administrative	6,613	3,864	2,749	20,007	14,552	5,455
Total Operating Expenses	$26,895	$20,198	$6,697	$97,410	$74,397	$23,013
% of Gross earned premiums	25.0%	22.0%	3.0 pts	24.3%	23.5%	0.8 pts
% of Net earned premiums	37.6%	33.5%	4.1 pts	36.8%	37.7%	-0.9 pts
Combined Ratio - as % of gross earned premiums	54.2%	54.4%	-0.2 pts	53.8%	54.7%	-0.9 pts
Underlying Combined Ratio - as % of gross earned premiums	55.6%	52.7%	2.9 pts	54.6%	52.3%	2.3 pts
Combined Ratio - as % of net earned premiums	81.6%	82.7%	-1.1 pts	81.4%	87.7%	-6.3 pts
Underlying Combined Ratio - as % of net earned premiums	83.7%	80.2%	3.5 pts	82.6%	83.8%	-1.2 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio for the fourth quarter of 2014 remained relatively flat at 30.6% compared to 30.7% in the fourth quarter of 2013. The Company's gross underlying loss ratio for the year ended 2014 increased to 30.3% from 28.8% for the year ended 2013. This increase was driven primarily by a shift in the mix toward business outside of Florida, where non-catastrophe loss costs as a percentage of gross earned premium tend to be higher. The shift in exposure mix impacting our gross underlying loss ratio is being offset by lower reinsurance costs outside Florida as evidenced by the net underlying loss ratio declining from 46.1% for 2013 to 45.8% for 2014. UPC Insurance continued to experience favorable reserve development in the current quarter and its historical impact on our net loss and net underlying loss ratios is outline in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2009	2010	2011	2012	2013	2014
Prior year reserve development (unfavorable)	$2,976	$(1,006)	$4,158	$(670)	$(4,078)	$4,037
Development as a % of earnings before interest and taxes	47.4%	71.0%	32.3%	4.3%	11.7%	6.2%
Consolidated net loss ratio (LR)	52.1%	63.6%	43.1%	47.9%	50.0%	44.6%
Prior year reserve unfavorable (favorable) development on LR	(3.8)%	1.5%	(3.9)%	0.6%	2.1%	(1.5)%
Current year catastrophe losses on LR	0.2%	—%	—%	3.0%	1.8%	0.3%
Underlying net loss ratio*	55.7%	62.1%	47.0%	44.3%	46.1%	45.8%

*
Underlying Net Loss Ratio is a non-GAAP measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this document is in the "Definitions of Non-GAAP Measures" section of this document.

Consistent with our narrative related to the calendar year gross loss ratios above, the Company's expected ultimate gross loss and LAE ratio by accident year excluding catastrophes has also been trending upwards for the last two accident years. This is primarily due to higher overall frequency and severity of water related losses and lower premiums per unit of exposure resulting from our growth outside of Florida as shown in the following table:

($ in thousands, except ratios and per exposure amounts)					Expected	Expected
		Case		Expected	Ultimate Gross	Ultimate	Premium
Accident	Paid	Loss & LAE	IBNR	Ultimate	Loss & LAE	Loss & LAE	per
Year	Loss & LAE	Reserves	Reserves	Loss & LAE	Ratio	per Exposure(1)	Exposure(2)
2006	$29,551	$—	$—	$29,551	22.0%	$392	$1,781
2007	$26,353	$161	$33	$26,547	18.5%	$400	$2,160
2008	$26,720	$—	$—	$26,720	20.7%	$376	$1,820
2009	$42,827	$205	$35	$43,067	29.9%	$472	$1,577
2010	$40,644	$841	$165	$41,650	28.5%	$476	$1,670
2011	$44,463	$1,031	$468	$45,962	26.9%	$482	$1,793
2012	$52,611	$1,763	$1,297	$55,671	25.8%	$478	$1,851
2013	$79,773	$3,735	$4,447	$87,955	28.9%	$516	$1,786
2014	$84,910	$21,466	$16,365	$122,741	31.8%	$563	$1,770
1 Defined as the total sum we expect to pay for fully developed losses and LAE (i.e. paid losses, incurred losses and incurred but not reported (IBNR) losses) divided by earned house years.
2 Defined as gross earned premiums divided by earned house years.

As indicated above, our case loss & LAE and IBNR reserves by accident year (AY) excluding catastrophes are $29.2 million and $22.8 million, respectively, and a reconciliation of these reserves to our total reserves is as follows:

	Case
	Loss & LAE	IBNR	Total
	Reserves	Reserves	Reserves
Total loss reserves from table above	$29,202	$22,810	$52,012
Catastrophe reserves	288	144	432
Flood reserves and other reserve adjustments	236	1,756	1,992
Total case and IBNR reserves	$29,726	$24,710	$54,436

Reinsurance Costs Decreased as a % of Earned Premium for both the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2014 were 30.6% of gross premiums earned compared to 31.1% of gross premiums earned for the fourth quarter of 2013. Reinsurance costs for the year ended December 31, 2014 were 30.7% of gross premiums earned compared to 34.5% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $443.0 million at December 31, 2014 compared to $326.5 million at December 31, 2013. UPC Insurance's cash and investment holdings consist of investments in 100% investment grade money market instruments, U.S. Government and agency securities and corporate debt. Fixed maturities represented approximately 92.4% of total investments at December 31, 2014 with a modified duration of 3.8 years compared to 93.6% at December 31, 2013 and a modified duration of 3.5 years.

Book Value Analysis

Book value per share increased 46.8% from $6.64 at December 31, 2013, to $9.75 at December 31, 2014 and underlying book value per share increased 44.2% from $6.63 at December 31, 2013 to $9.56 at December 31, 2014. The increase in the Company's book value per share and underlying book value per share was primarily driven by the $54.0 million of equity capital raised during the first quarter of 2014 and the Company's growth in net income. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	December 31,	December 31,
	2014	2013
Book Value per Common Share
Numerator:
Common shareholders' equity	$203,763	$107,587
Denominator:
Total Shares Outstanding	20,904,414	16,209,315
Book Value Per Common Share	$9.75	$6.64

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$203,763	$107,587
Accumulated other comprehensive income	4,011	92
Shareholders' Equity, excluding AOCI	$199,752	$107,495
Denominator:
Total Shares Outstanding	20,904,414	16,209,315
Underlying Book Value Per Common Share*	$9.56	$6.63
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period.

The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    February 19, 2015 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q4-2014

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Florida, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Connecticut, Delaware, Georgia, Hawaii, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on February 24, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$113,767	$106,702	$436,753	$381,352
Increase in gross unearned premiums	(6,157)	(14,908)	(36,058)	(64,644)
Gross premiums earned	107,610	91,794	400,695	316,708
Ceded premiums earned	(36,088)	(31,505)	(135,845)	(119,330)
Net premiums earned	71,522	60,289	264,850	197,378
Investment income	1,904	1,227	6,795	3,871
Net realized gains (losses)	4	70	(20)	(129)
Other revenue	2,742	1,855	8,605	6,960
Total revenue	$76,172	$63,441	$280,230	$208,080
EXPENSES:
Losses and loss adjustment expenses	31,472	29,698	118,077	98,830
Policy acquisition costs	16,989	14,056	65,657	50,623
Operating expenses	3,293	2,278	11,746	9,222
General and administrative expenses	6,613	3,864	20,007	14,552
Interest expense	85	112	410	367
Total expenses	58,452	50,008	$215,897	$173,594
Income before other income	17,720	13,433	64,333	34,486
Other income	61	—	77	1
Income before income taxes	17,781	13,433	$64,410	$34,487
Provision for income taxes	6,387	6,082	23,397	14,145
Net income	$11,394	$7,351	$41,013	$20,342
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	1,966	(222)	6,367	(4,233)
Reclassification adjustment for net realized investment (gains) losses	(4)	(70)	20	129
Income tax (expense) benefit related to items of other comprehensive income	(758)	113	(2,468)	1,583
Total comprehensive income	$12,598	$7,172	$44,932	$17,821

Weighted average shares outstanding
Basic	20,751,031	16,129,247	19,933,652	16,100,882
Diluted	20,904,956	16,209,315	20,045,907	16,183,098

Earnings per share
Basic	$0.55	$0.46	$2.06	$1.26
Diluted	$0.55	$0.45	$2.05	$1.26

Dividends declared per share	$0.04	$0.03	$0.16	$0.12

Consolidated Balance Sheets
In thousands

	December 31, 2014	December 31, 2013
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$352,630	$273,024
Equity securities - common and preferred	25,987	15,602
Other investments	3,010	3,034
Total investments	$381,627	$291,660
Cash and cash equivalents	61,391	34,888
Accrued investment income	2,239	1,752
Property and equipment, net	8,022	2,408
Premiums receivable, net	31,369	26,076
Reinsurance recoverable on paid and unpaid losses	2,068	2,426
Prepaid reinsurance premiums	63,827	55,268
Deferred policy acquisition costs	31,925	25,186
Other assets	1,701	1,566
Total Assets	$584,169	$441,230
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$54,436	$47,451
Unearned premiums	229,486	193,428
Reinsurance payable	45,254	39,483
Other liabilities	37,701	38,575
Notes payable	13,529	14,706
Total Liabilities	$380,406	$333,643
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,116,497 and16,421,398 issued; 20,904,414 and 16,209,315 outstanding, respectively	2	2
Additional paid-in capital	82,380	27,800
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	4,011	92
Retained earnings	117,801	80,124
Total Stockholders' Equity	$203,763	$107,587
Total Liabilities and Stockholders' Equity	$584,169	$441,230